Exhibit 10.10

April 5, 2007

Ram Krishnan

[ADDRESS]

Dear Ram

      This letter will formally set forth our offer of employment with lnvenSense, Inc. (the “Company”), and shall supersede all other verbal and written offers. We are pleased to offer you the position of Vice President of Operations reporting to Steve Nasiri, company CEO. As such, you will be responsible along with the rest of the Company’s team for the successful execution of the Company’s business plan. More specifically, you will be responsible for the following tasks and duties:

1.	Establish a world class fables MEMS operations capable of shipping high volume production and increase capacity and achieve the desired yields,
2.	Develop long term strategies for our high volume needs that can satisfy our aggressive growth and low cost strategy. Including plans to transition to 8” MEMS & CMOS foundries that can provide correct balance of cost and stability.
3.	Establish strong supply chain with second source capabilities to ensure continuing supply and most competitive prices.
4.	Implement the sound operation infrastructures that can rival the world-class operations and support our demanding OEM customers,
a.	MRP/ERP system for production control and material planning.
b.	Generate daily and weekly operational reports showing progress, shipments, and operations performance matrix.
c.	Establish company’s quality and reliability system in par with our market/customer requirements,
d.	Develop sound and practical procedures for transitioning new products to volume productions,
5.	Assess companies sales forecast and customers need for the next 12 to 24 month and develop a sound operations plan and strategy that can meet this growing need and cost pressure,
6.	Assist in the overall company’s strategic planning and product roadmap that can ensure a continuing competitive growth,
7.	Perform other duties and tasks that may be assigned from time to time.

      Your base salary will be One Hundred and Eighty Thousand dollars ($180,000) per annum. Upon becoming a full time employee of the company, your base salary, benefits, and any bonuses will be payable in accordance with the Company’s standard payroll and benefit policies. In addition you will be compensated base on the following schedule:

1.	You will receive Fifty Thousand dollars ($50,000) compensation tied to your annual performance and milestone achievements to be agreed upon during the first 30 day of your employment with the company.

      Pending approval of the Board of Directors and upon your acceptance of the employment offer set forth in this letter, you will be recommended for standard employee stock option plan of Company Common Stock to be approved at our next Board of Directors’ Meeting at price per share to be then determined by the board as the current fair market value share price of the Company’s Common Stock, last price was set at $0.43 per share.

The stock option Grant shall be for One Hundred Seventy Five Thousand, (175,000) shares to be vested over a four-year period at the rate of 25% of the shares after completion of the first twelve months of service and 1/48 per month thereafter. Additional 50,000 shares shall be granted to you based on your full time and continuous employment with company according to the following schedule, Twenty Five Thousand (25,000) on the completion of your third year anniversary, and the balance on the completion of your fourth year anniversary. These stock option grants are in accordance to company’s approved ESOP plan grants.

These stock option grants will accelerate based on the following conditions:

The Company is acquired and the new acquiring company will terminated you without cause, under this condition, If it occurs within 1 year of your grant date, your options will vest based on 1148 per each month of employment plus an accelerate vesting of 3 months. If this occurs after 1 year of your grant date, your options will accelerate vest by 3 months.

Like all of the other employees of the Company your employment by the Company will constitute an “at will” employment and can be terminated at any time upon notice by either yourself or the Company management. This offer will be contingent upon your acceptance of the company’s Employee Proprietary Information Agreement. Also, you must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (1-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Your start date must be April 9th or sooner if mutually agreed.

This offer will expire on April 6th, 2007 at 6:00 PM

If the foregoing correctly reflects our understanding please sign where indicated below. We are very pleased and excited about your acceptance of our offer of employment. We believe you can add a lot of value to the company and we are looking forward to our working relationship.

Very Truly Yours,
INVENSENSE, INC.

/s/ Steve Nasiri
Steve Nasiri, President & CEO

/s/ Ram . Krishnan
Accepted

4/6/07
Date

Start Date:	4/9/07

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